Exhibit 10.33

FORM OF LONG-TERM INCENTIVE PLAN STOCK AGREEMENT

This Agreement is made as of _________________ (“Date of Award”) between Frontier Communications Corporation, a Delaware corporation (the “Company”) and ____________________ (the “Grantee”).  In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

1.
Grant:  A performance share award (“Award”) with a target of ________ shares (“Target LTIP Shares”) of the Company’s common stock (“Common Stock”) and a maximum of number of shares equal to 162.5% times the Target LTIP Shares (“LTIP Shares”) of Common Stock is hereby granted by the Company to the Grantee subject to: (i) the terms and conditions of the Grantee’s Offer Letter dated ___________ (the “Offer Letter”); (ii) the following terms and conditions; and (ii) the provisions of the Frontier Communications Corporation 2009 Equity Incentive Plan (the “Plan”), the terms of which are incorporated by reference herein.  In the event of a conflict between the Offer Letter and the terms and conditions stated herein, the terms of the Offer Letter shall control.

2.
Transfer Restrictions:  None of the LTIP Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee until such time as the LTIP Shares have been earned.

3.
Performance Criteria:  Except as otherwise provided in the Offer Letter, the number of LTIP Shares actually earned (the “Earned LTIP Shares”) will range from 0% to 162.5% of the Target LTIP Shares, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) after the end of the three-year measurement period ending December 31, 20__ (the “Measurement Period”) based on the Company’s performance against (i) annual operating cash flow goals, and (ii) a three-year relative total return to stockholders performance goal, as reviewed and approved by the Compensation Committee within 45 days after the end of the Measurement Period.  No LTIP Shares will be earned if performance is below minimum levels.  The relative total return to stockholders performance levels are set forth in a separate document and will be communicated to the Grantee.  The operating cash flow goals will be established during the first 90 days of each year in the Measurement Period by the Compensation Committee and communicated to the Grantee annually.

4.
Forfeiture:  Subject to the terms of the Offer Letter, any LTIP Shares not earned as determined in Section 3 above shall be immediately forfeited.  In addition, the LTIP Shares shall be subject to forfeiture to the Company upon the Grantee’s termination of employment with the Company prior to the date the restrictions lapse as provided in Section 3 above or in the event the Company notifies Grantee in writing that Company has determined that Grantee has breached the terms of Section 5 below.

5.
Misconduct:  The LTIP Shares shall be forfeited to the Company if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Grantee has engaged in “Misconduct” as defined below.  The Committee may in its sole discretion require the Grantee to return all Earned LTIP Shares that were earned within the twelve month period immediately preceding a date on which the Grantee engaged in such Misconduct, as determined by the Committee, or if no longer held by the Grantee, to pay to the Company any and all gains realized from such Earned LTIP Shares.  For purposes of this Section 5, gains realized shall mean the greater of (i) the number of net shares retained by, or delivered to, the Grantee upon earning the Earned LTIP Shares multiplied by the closing price of Common Stock on the date such shares were earned or (ii) the amount realized by Grantee upon the disposition of the number of net shares delivered upon earning of the Earned LTIP Shares.  The Company shall be entitled to set-off against the amount of any such gains realized any amount owed to the Grantee by the Company, to the extent that such set-off is not inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violating any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services, (iii) violating the Company’s Code of Business Conduct and Ethics; (iv) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (v) improperly disclosing or otherwise misusing any confidential information regarding the Company; (vi) unlawful trading in the Company’s securities or of another company based on information gained as a result of the Grantee’s employment or other relationship with the Company; (vii) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (viii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

This Section 5 shall also apply if the Grantee commits Misconduct after his or her employment with the Company terminates.

6.
Adjustment of Shares:  Notwithstanding anything contained herein to the contrary, in the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the LTIP Shares shall be treated in the same manner in any such transaction as other Common Stock.  Any Common Stock or other securities received by the Grantee with respect to the LTIP Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

7.
Rights as a Stockholder.  The Grantee shall be not be entitled to any rights of a stockholder with respect to the LTIP Shares unless and until such time as the LTIP Shares are earned, as set forth in Section 3 above.  The Grantee shall have no right to vote such shares or to receive dividends and other distributions payable with respect to such shares since the Date of Award.  However, dividends and other distributions that would have been payable with respect to any Earned LTIP Shares during the period from the Date of Award until the date the shares are earned as provided in Section 3 above will be paid to the Grantee within 28 days after the date such shares are determined (the “Determination Date”) to be earned by the Compensation Committee.  The Grantee shall be entitled to elect to receive any such dividends payable pursuant to the immediately prior sentence in cash or in shares of common stock, with the number of shares of common stock determined using the Fair Market Value (the closing price) of a share of the Company’s common stock on the Determination Date.  Dividend elections shall be in writing and irrevocably submitted prior to the Determination Date.  Dividends shall be paid in cash absent a valid election to the contrary.

8.
Government Regulations:  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the LTIP Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.
Withholding Taxes:  The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.  The Company will offer Grantee the right to have withholding requirements satisfied by the Company’s withholding of shares upon the timely written election of Grantee to utilize shares for withholding tax purposes.

10.
Employment:  Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

11.
Plan:  Grantee acknowledges receipt of a copy of the Plan, agrees to be bound by the terms and provisions of the Plan and agrees to acknowledge, upon request of Company, receipt of any prospectus or prospectus amendment provided to Grantee by Company.

12.	Securities Laws: Grantee agrees to comply with all applicable securities laws upon sale or disposition of shares acquired hereunder.

13.           Notices:  Notices to Company shall be addressed to it at:

3 High Ridge Park
Stamford, CT  06905

and to Grantee at:

________________
________________

Company or Grantee may from time to time designate in writing different addresses for receipt of notice.  Notice shall be deemed given when properly addressed and sent first class or express mail.

14.
Governing Law:  The terms of this Agreement shall be binding upon Company, Grantee and their respective successors and assigns.  This Agreement shall be performed under and determined in accordance with the laws of the State of Connecticut.

In Witness Whereof, the Company has caused this Award to be granted on the date first above written.

FRONTIER COMMUNICATIONS
CORPORATION

By: ____________________________                                      ____________________________
                                Grantee’s Name

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